Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES STOCKHOLDER APPROVAL OF MERGER AGREEMENT

DENVER, August 23, 2006.  Western Gas Resources, Inc. (NYSE:WGR) (“Western”) today announced that at its special meeting of stockholders held in Denver today, the stockholders voted to adopt the merger agreement with Anadarko Petroleum Corporation (NYSE:APC) (“Anadarko”) and to approve the merger of Western with a subsidiary of Anadarko.

The proposed merger was announced on June 23, 2006, and is expected to be completed immediately following the satisfaction of customary closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Western stockholders will receive $61.00 per share in cash for each share of common stock.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with Anadarko.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, the satisfaction of customary closing conditions, and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the SEC.

Investor Contact:	Andrea Brown, Investor Relations Representative
(800) 933-5603 or (303) 252-6206
Email: abrown@westerngas.com